May 15, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Companhia de Saneamento Básico do Estado de São Paulo - SABESP, (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16.F of Form 20-F, as part of the Form 20-F of Companhia de Saneamento Básico do Estado de São Paulo - SABESP, dated May 15, 2013.   We agree with such statements concerning our Firm in such Form 20-F.

Very truly yours,

/s/ PricewaterhouseCoopers Auditores Independentes